Exhibit 99.1

Amphenol	News Release

World Headquarters

358 Hall Avenue

P. O. Box 5030

Wallingford, CT 06492-7530

Telephone (203) 265-8900

FOR IMMEDIATE RELEASE

For Further Information: Craig A. Lampo Senior Vice President and Chief Financial Officer 203-265-8625 www.amphenol.com

AMPHENOL CORPORATION COMPLETES THE ACQUISITION OF FCI Asia Pte Ltd

Wallingford, Connecticut, January 8, 2016.  Amphenol Corporation (NYSE:APH) announced today that it has completed the previously announced acquisition of FCI Asia Pte Ltd (FCI).  FCI is a global leader in interconnect solutions for the telecom, datacom, wireless communications and industrial markets.

“The acquisition of FCI expands Amphenol’s high technology product portfolio while enabling the Company to better serve our customers across many of our end markets” said R. Adam Norwitt, Amphenol’s President and CEO.  “We are excited to welcome FCI’s talented organization to Amphenol and look forward to working together with them to drive outstanding operating performance.”

Consistent with our acquisition strategy and assuming a continuation of current economic conditions, we expect the FCI acquisition to be accretive to earnings per share in 2016, excluding acquisition related costs.  Amphenol will provide an update on the expected impact of the FCI acquisition at its Fourth Quarter earnings call, to be held on January 20, 2016.

Amphenol Corporation is one of the world’s largest designers, manufacturers and marketers of electrical, electronic and fiber optic connectors, interconnect systems, antennas, sensors and sensor-based products and coaxial and high-speed specialty cable.  Amphenol designs, manufactures and assembles its products at facilities in the Americas, Europe, Asia, Australia and Africa and sells its products through its own global sales force, independent representatives and a global network of electronics distributors.  Amphenol has a diversified presence as a leader in high growth areas of the interconnect market including:  Automotive, Broadband Communications, Commercial Aerospace, Industrial, Information Technology and Data Communications, Military, Mobile Devices and Mobile Networks.

Statements in this press release which are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws.  While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated.  Please refer to Part I, Item 1A of the Company’s Form 10-K for the year ended December 31, 2014, for some factors that could cause the actual results to differ from estimates.  In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.